CUSIP No. 438138-10-9                       Page 36 of 39 Pages

                                                                      EXHIBIT 11
                                                                      ----------

                 First Amendment to Revised Settlement Agreement

           This First Amendment entered into as of this 5th day of January 1996 ("the First Amendment") to the Revised Settlement Agreement dated December 20, 1995, between Lonrho Plc ("Lonrho"), Lonrho, Inc ("LI"), Scottsdale Princess, Inc ("SPI") (Lonrho, LI and SPI being collectively hereafter referred to as "The Lonrho Group"), Robert 0. Anderson ("ROA"), W Phelps Anderson ("WPA") and Robert B Anderson ("RBA") (ROA, WPA and RBA being collectively referred to as "The Andersons") and The Hondo Company ("Hondo"; the Lonrho Group, The Andersons and Hondo being collectively hereafter referred to as "the parties").

           WHEREAS on December 20, 1995 the parties entered into a Revised Settlement Agreement (the "Revision"); and

           WHEREAS the parties now desire to clarify, correct and/or to amend certain provision of the Revision.

           NOW THEREFORE the parties hereto agree as follows:

           1) Definitions. All terms used, but not defined herein, shall have the meaning ascribed to them in the Revision.

           2) Clarification. With respect to paragraph numbered 7 of the Revision, the words "at Closing" shall be deemed

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CUSIP No. 438138-10-9                       Page 37 of 39 Pages




                     deleted as it was always understood between the parties that under the Revision the Andersons are to receive only 1,200,000 shares of HOG in the aggregate. These shares are in fact not to be received at Closing, but are to be delivered in the manner provided in paragraph numbered 8 entitled "Anderson Call".

           3) Additional Representation. The Andersons hereby represent and warrant that there are no lawsuits pending against any of the Andersons or Hondo except as follows:

                               a) Bank of America vs. Robert O. Anderson, et al CV-95-3162;

                               b) Citibank, N.A. vs. Robert O. Anderson, et al CV-93-114; and

                               c) Robert O. Anderson d/b/a The South Spring Company vs. The Hondo Company; CV-95-71

           4) Meaning of the Word registered HOG shares . For purposes of the Revision, "registered HOG shares" shall mean those HOG shares delivered to The Andersons or pledged to any of The Andersons' bankers (including, without limitation, Bank of America) pursuant to the

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CUSIP No. 438138-10-9                       Page 38 of 39 Pages




                     terms of the Revision, all of which shares shall be registered with the Securities and Exchange Commission ("SEC") in compliance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, through a post effective amendment to Registration Statement No. 33-52496 or through a new registration statement, as appropriate, so as to permit the resale of such HOG shares by The Andersons or such pledgees without restrictions of any kind (other than the fulfillment of prospectus delivery requirements). Hondo shall cause HOG:

                     (1) to file a registration statement covering such HOG shares in compliance with the Act within 90 days after the date hereof and use its best efforts to cause such registration statement to be declared effective as promptly as practicable thereafter but in no event later than 12 months after the date hereof; and

                     (2) to maintain such registration statement for a period of 48 months from the date hereof so as to permit sales pursuant thereto to be made at any time in compliance with all applicable securities laws, without further amendment or supplement.



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CUSIP No. 438138-10-9                       Page 39 of 39 Pages



           5) Ratification. Except as specifically modified by this First Amendment, the Revision continues unchanged and in full force and effect.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


The Lonrho Group:                                  The Anderson Group:
Lonrho Plc                                         R. 0. Anderson

By /s/ John F. Price                               /s/ R. 0. Anderson
  -----------------------                          -----------------------
  John F. Price


Lonrho, Inc.                                       W. Phelps Anderson

By /s/ John F. Price                               /s/  W. Phelps Anderson
  -----------------------                          -----------------------
  John F. Price


Scottsdale Princess, Inc.                          Robert B. Anderson

By /s/ John F. Price                               By: /s/ W. Phelps Anderson
  -----------------------                             -----------------------
  John F. Price                                         Attorney-in-Fact


                              The Hondo Company:

                              By /s/ Robert O. Anderson
                                -----------------------

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